EXHIBIT 99.1
NEWS
DAVID B. FISCHER ELECTED TO GREIF, INC. BOARD OF DIRECTORS
DELAWARE, Ohio (Nov. 1, 2011) — David B. Fischer, president and CEO of Greif, Inc. (NYSE: GEF, GEF.B), was elected to Greif’s Board of Directors on Nov. 1, the first day of the company’s 2012 fiscal year. The Board had increased its membership from nine to 10; Fischer fills the new position.
Fischer became Greif president and CEO on Nov. 1, taking over from Michael J. Gasser, who became executive chairman.
“Dave will bring an intimate knowledge of Greif’s business to the Board,” Gasser said. “His hands-on experience with our industrial, paper and flexible packaging segments; support of our land management segment; and involvement with our acquisitions, from vetting to integration activities using the Greif Business System, combined with his respect for The Greif Way, will serve the Board well as he leads our company into the future.”
Fischer was named president and chief operating officer of Greif in October 2007. He joined Greif in November 2004 as senior vice president and divisional president, Industrial Packaging & Services — Americas, and later assumed responsibility for additional IP&S operations in Asia, Australia and Africa.
Fischer joins Vicki L. Avril, Bruce A. Edwards, Mark A. Emkes, John F. Finn, Gasser, Daniel J. Gunsett, Judith D. Hook, John W. McNamara and Patrick J. Norton on the Greif board.
About Greif, Inc.
Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, flexible, corrugated and multiwall containers and containerboard, and provides reconditioning, blending, filling and packaging services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 55 countries to serve global as well as regional customers. Additional information is on the company’s website at www.greif.com.
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Contact:
Deb Strohmaier, APR
Director, Communications
+1 740-816-0692
debra.strohmaier@greif.com
Analysts:
Robert Lentz
+1 614-876-2000